UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 11, 2015
Date of Report (Date of earliest event reported)

AGRO CAPITAL MANAGEMENT CORP.
(Exact name of registrant as specified in its charter)

Florida	333-199193	47-0978297
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1255 W. Rio Salado Parkway Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

(480) 339-0181
Registrant’s telephone number, including area code

                           GUATE TOURISM INC.
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03 AMENDEMENTS TO ARTICLES OF INCORPORATION OR BYLAWS
On October 29, 2015, the Company filed Articles of Merger with the Secretary of State of the State of Nevada whereby the Company conducted a statutory merger with its wholly-owned subsidiary Agro Capital Management Corp and changed its name in connection therewith to “Agro Capital Management Corp”. In connection therewith the Company also amended its Articles of Incorporation to (i) increase the Company’s authorized number of shares of common stock from 75 million to 300 million and (ii) increase the Company’s total issued and outstanding shares of common stock by conducting a forward split of such shares at the rate of 10 shares for every one (1) share currently issued and outstanding (the “Forward Split”).
On October 29, 2015, the Company filed an Issuer Company-Related Action Notification Form with FINRA requesting that the above-described name change and Forward Split be effected in the market. The Company also requested that its ticker symbol be changed to “ACMB”.
On December 11, 2015, the name change and Forward Split were effected in the market by FINRA. As a result of the Forward Split, the Company’s ticker symbol was changed to “GTWMD” for twenty (20) business days, after which the ticker symbol will become “ACMB”.
The Company chose to conduct this corporate restructuring to put the Company in a better position to execute its growth plan and take advantage of any potential strategic partnerships that could assist it in achieving its long-term goals.
Following the Forward Split, there are now currently 72,500,000 shares of the Company's common stock issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRO CAPITAL MANAGEMENT CORP.

DATE: December 24, 2015

By: /S/ CHRISTOPHER XAVIER DORAIRAJ
Name: Christopher Xavier Dorairaj
Title: Chief Executive Officer